EXHIBIT 99.1
News Release

Pioneer Southwest Energy Partners L.P. Reports
Fourth Quarter 2012 Financial and Operating Results

Dallas, Texas, February 13, 2013 -- Pioneer Southwest Energy Partners L.P. (“Pioneer Southwest” or “the Partnership”) (NYSE: PSE) today announced financial and operating results for the quarter ended December 31, 2012.
Pioneer Southwest reported fourth quarter net income of $23 million, or $0.65 per common unit. Net income for the fourth quarter included unrealized mark-to-market derivative gains of $5 million, or $0.15 per common unit. Without the effect of this item, adjusted income for the fourth quarter was $18 million, or $0.50 per common unit. Cash flow from operations for the fourth quarter was $19 million.
Oil and gas sales for the fourth quarter averaged 7,668 barrels oil equivalent per day (BOEPD). Production for the quarter included a loss of approximately 200 BOEPD due to reduced ethane recoveries associated with gas processing facilities in the Spraberry field operating above capacity as a result of greater-than-anticipated industry production growth.
The Partnership's three-rig drilling program continued during the fourth quarter, with 13 new wells being placed on production and the recompletion of one well that was previously producing from only one interval. At the end of the quarter, the Partnership had nine wells awaiting completion. The Partnership has a large inventory of remaining oil drilling locations in the Spraberry field, with approximately 160 40-acre locations and 1,275 20-acre locations.
For the full year 2012, The Partnership drilled 42 wells and recompleted five wells. Essentially all of the wells drilled were deepened to the Strawn formation, and 35% of the wells were also deepened to the Atoka formation. Production data from current Strawn completions supports the addition of an incremental 30 thousand barrels oil equivalent (MBOE) of estimated ultimate recovery (EUR) for wells completed in this interval. Completions in the Atoka interval are estimated to add an incremental 50 MBOE to 70 MBOE of EUR. Approximately 85% and 70% of the Partnership's acreage position has Strawn and Atoka potential, respectively. Capital spending for 2012 was $126 million and generated full-year production growth of approximately 8% compared to 2011.
Pioneer Southwest expects to drill approximately 50 wells during 2013. Capital expenditures are forecasted to be $120 million, including facilities. The 2013 drilling program is expected to generate production growth of 9% compared to 2012. As in 2012, essentially all of the wells will be drilled to the Strawn formation, with approximately 65% of these wells drilled to the deeper Atoka interval. In addition, recent successful horizontal Wolfcamp Shale drilling by industry participants in Midland County is encouraging for future horizontal drilling potential on the Partnership's acreage in the area.
Fourth quarter oil sales averaged 5,291 barrels per day (BPD), natural gas liquids (NGL) sales averaged 1,208 BPD and gas sales averaged 7 million cubic feet per day. The fourth quarter average price for oil was $83.78 per barrel. The average price for NGLs was $30.97 per barrel, and the average price for gas was $3.05 per thousand cubic feet.
Production costs (including production and ad valorem taxes) for the fourth quarter averaged $24.86 per barrel oil equivalent (BOE). Depreciation, depletion and amortization expense averaged $9.15 per BOE.
The Partnership has additional borrowing capacity under its credit facility of $135 million as of December 31, 2012, which is expected to be adequate to fund future growth from drilling activities and acquisitions.
Pioneer Southwest previously announced a cash distribution of $0.52 per outstanding common unit for the quarter ended December 31, 2012. The distribution was paid on February 11, 2013 to unitholders of record at the close of business on February 4, 2013. On an annual basis, the cash distribution equates to $2.08 per common unit.

Distribution sustainability is supported by the Partnership's low-decline rate Spraberry properties, its large drilling inventory of 40-acre and 20-acre locations and its strong derivative position through 2014. Of the Partnership's forecasted production, derivative contracts cover approximately 65% in 2013, 70% in 2014 and 10% in 2015.
Proved Reserves
The Partnership's total proved oil and gas reserves as of December 31, 2012, were 49 million barrels oil equivalent (MMBOE), a decrease of 1 MMBOE from year-end 2011. The proved reserve decrease from year-end 2011 was comprised of production during 2012 of 3 MMBOE and negative price revisions of 1 MMBOE related to lower gas prices, partially offset by proved reserve additions of 3 MMBOE from the Partnership's drilling program and acquisitions. The NYMEX prices used for 2012 reserves reporting purposes were $94.84 per barrel for oil and $2.76 per million British thermal units (MMBtu) for gas compared to $96.13 per barrel for oil and $4.12 per MMBtu for gas used to calculate proved reserves for 2011.
Netherland, Sewell & Associates, Inc., an independent reserve engineering firm, audited all of Pioneer Southwest's proved reserves at year-end 2012.
First Quarter 2013 Financial Outlook
The following paragraphs provide the Partnership's first quarter of 2013 outlook for certain operating and financial items.
Production is forecasted to average 7,400 BOEPD to 7,900 BOEPD. This assumes a reduction of 200 BOEPD to 300 BOEPD due to continuing reduced ethane recoveries associated with gas processing facilities in the Spraberry field operating above capacity during the first quarter. New gas processing capacity of 200 million cubic feet per day is expected to come on line during April and eliminate the reduced ethane recoveries thereafter. The guidance for the first quarter excludes the effects of potential ethane rejection to the extent the Partnership decides to do so in the future.
Production costs (including production and ad valorem taxes) are expected to average $23.50 to $26.50 per BOE based on current NYMEX strip prices for oil, NGLs and gas. Depreciation, depletion and amortization expense is expected to average $9.00 per BOE to $10.00 per BOE. General and administrative expense is expected to be $1.5 million to $2.5 million. Interest expense is expected to be $0.7 million to $1.0 million. Accretion of discount on asset retirement obligations is forecasted to be nominal.
Pioneer Southwest's effective income tax rate is expected to be approximately 1% of earnings before income taxes as a result of Pioneer Southwest being subject to the Texas Margin tax.
Earnings Conference Call
On Thursday, February 14, 2013, at 11:00 a.m. Central Time, Pioneer Southwest will discuss its financial and operating results for the fourth quarter with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.
Internet: www.pioneersouthwest.com
Select “Investors,” then “Earnings Calls & Webcasts” to listen to the discussion and view the presentation.
Telephone: Dial (888) 556-4997 confirmation code: 7448707 five minutes before the call to listen to the discussion. View the presentation via Pioneer Southwest's internet address above.
A replay of the webcast will be archived on Pioneer Southwest's website. A telephone replay will be available through March 11, 2013 by dialing (888) 203-1112 confirmation code: 7448707.
Pioneer Southwest is a Delaware limited partnership, headquartered in Dallas, Texas, with current production and drilling operations in the Spraberry field in West Texas. For more information, visit www.pioneersouthwest.com.
Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Southwest are subject to a number of risks and uncertainties that may cause Pioneer Southwest's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, the effectiveness of Pioneer Southwest's commodity price derivative strategy, reliance on Pioneer Natural

Resources Company and its subsidiaries to manage Pioneer Southwest's business and identify and evaluate drilling opportunities and acquisitions, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to complete Pioneer Southwest's operating activities, access to and availability of transportation, processing, fractionation and refining facilities, Pioneer Southwest's ability to replace reserves, including through acquisitions, and implement its business plans or complete its development activities as scheduled, uncertainties associated with acquisitions, access to and cost of capital, the financial strength of counterparties to Pioneer Southwest's credit facility and derivative contracts and the purchasers of Pioneer Southwest's oil, NGL and gas production, uncertainties about estimates of reserves and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data and environmental and weather risks, including the possible impacts of climate change. These and other risks are described in Pioneer Southwest's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer Southwest may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer Southwest undertakes no duty to publicly update these statements except as required by law.
Cautionary Note to U.S. Investors --The U.S. Securities and Exchange Commission (“SEC”) prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this news release, Pioneer Southwest includes estimates of quantities of oil and gas using certain terms, such as “estimated ultimate recovery,” “EUR” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC's definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer Southwest from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer Southwest. U.S. investors are urged to consider closely the disclosures in the Partnership's periodic filings with the SEC. Such filings are available from the Partnership at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Partnership's website at www.pioneersouthwest.com. These filings also can be obtained from the SEC by calling 1-800-SEC-0330.
An audit of proved reserves follows the general principles set forth in the standards pertaining to the estimating and auditing of oil and gas reserve information promulgated by the Society of Petroleum Engineers ("SPE").  A reserve audit as defined by the SPE is not the same as a financial audit. Please see the Partnership's Annual Report on Form 10-K for a general description of the concepts included in the SPE's definition of a reserve audit.
Pioneer Southwest Energy Partners L.P. Contacts:
Investors
Frank Hopkins - 972-969-4065
Eric Pregler - 972-969-5756
Josh Jones - 972-969-5822
Media and Public Affairs
Susan Spratlen - 972-969-4018
Suzanne Hicks - 972-969-4020

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2012	2011

	ASSETS
Current assets:
Cash	$1,601	$1,176
Accounts receivable - trade	15,651	18,063
Inventories	1,388	920
Prepaid expenses	228	240
Deferred income taxes	89	207
Derivatives	4,553	5,619
Total current assets	23,510	26,225

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting:
Proved properties	556,915	437,085
Unproved properties	5,682	—
Accumulated depletion, depreciation and amortization	(163,542)	(141,498)
Total property, plant and equipment	399,055	295,587

Deferred income taxes	—	1,008
Derivatives	7,227	3,665
Other, net	1,097	242
	$430,889	$326,727

	LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accounts payable:
Trade	$15,557	$10,756
Due to affiliates	1,277	830
Interest payable	9	16
Income taxes payable to affiliate	70	550
Derivatives	13,390	28,101
Asset retirement obligations	900	500
Other current liabilities	146	—
Total current liabilities	31,349	40,753

Long-term debt	126,000	32,000
Derivatives	150	16,953
Deferred income taxes	156	—
Asset retirement obligations	11,201	9,815
Other noncurrent liabilities	400	—
Partners' equity	261,633	227,206
Commitments and contingencies
	$430,889	$326,727

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per unit data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Oil and gas	$46,193	$53,876	$185,848	$213,362
Other income	—	—	—	2
Derivative gains (losses), net	4,262	(40,577)	22,438	(11,725)
	50,455	13,299	208,286	201,639

Costs and expenses:
Oil and gas production	13,421	10,049	49,908	38,427
Production and ad valorem taxes	4,114	3,324	15,915	13,784
Depletion, depreciation and amortization	6,455	4,262	22,044	15,534
General and administrative	1,868	1,935	7,416	7,222
Accretion of discount on asset retirement obligations	191	229	758	913
Interest	731	399	2,187	1,605
Other	189	—	1,158	—
	26,969	20,198	99,386	77,485

Income (loss) before income taxes	23,486	(6,899)	108,900	124,154
Income tax benefit (provision)	(275)	15	(1,337)	(1,338)
Net income (loss)	$23,211	$(6,884)	$107,563	$122,816

Allocation of net income (loss):
General partner's interest	$24	$(7)	$108	$123
Limited partners' interest	23,121	(6,910)	107,179	122,466
Unvested participating securities' interest	66	33	276	227
Net income (loss)	$23,211	$(6,884)	$107,563	$122,816

Net income (loss) per common unit - basic and diluted	$0.65	$(0.21)	$3.00	$3.68

Weighted average common units outstanding - basic and diluted	35,714	33,651	35,714	33,249

Distributions declared per common unit	$0.52	$0.51	$2.07	$2.03

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Cash flows from operating activities:
Net income (loss)	$23,211	$(6,884)	$107,563	$122,816
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	6,455	4,262	22,044	15,534
Deferred income taxes	325	(142)	1,282	801
Accretion of discount on asset retirement obligations	191	229	758	913
Amortization of debt related costs	65	46	239	182
Amortization of unit-based compensation	227	142	866	514
Commodity derivative related activity	(5,310)	33,135	(34,010)	(19,567)
Other noncash expense	189	—	1,158	—
Change in operating assets and liabilities:
Accounts receivable	881	877	2,412	(2,239)
Inventories	(115)	(26)	(468)	(37)
Prepaid expenses	103	113	12	20
Accounts payable	(6,143)	(3,732)	98	(695)
Interest payable	(134)	(130)	(7)	(14)
Income taxes payable to affiliate	(50)	127	(480)	58
Asset retirement obligations	(351)	(167)	(1,828)	(635)
Other current liabilities	(119)	—	(415)	—
Net cash provided by operating activities	19,425	27,850	99,224	117,651
Cash flows from investing activities:
Additions to oil and gas properties	(40,728)	(22,504)	(117,506)	(72,674)
Net cash used in investing activities	(40,728)	(22,504)	(117,506)	(72,674)
Cash flows from financing activities:
Borrowings under credit facility	38,000	15,000	145,000	65,404
Principal payments on credit facility	—	(80,000)	(51,000)	(114,604)
Proceeds from issuance of partnership units, net of issuance costs	—	72,504	—	72,504
Partner contributions	—	76	—	76
Payment of financing fees	—	—	(1,291)	—
Distributions to unitholders	(18,590)	(16,905)	(74,002)	(67,288)
Net cash provided by (used in) financing activities	19,410	(9,325)	18,707	(43,908)
Net increase (decrease) in cash	(1,893)	(3,979)	425	1,069
Cash, beginning of period	3,494	5,155	1,176	107
Cash, end of period	$1,601	$1,176	$1,601	$1,176

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Average Daily Sales Volumes:
Oil (Bbls)	5,291	4,430	4,998	4,305

Natural gas liquids (Bbls)	1,208	1,478	1,388	1,553

Gas (Mcf)	7,013	6,527	6,753	6,509

Total (BOE)	7,668	6,995	7,512	6,943

Average Reported Prices:
Oil (per Bbl)	$83.78	$113.87	$89.18	$115.41

Natural gas liquids (per Bbl)	$30.97	$42.12	$32.78	$42.74

Gas (per Mcf)	$3.05	$2.91	$2.45	$3.28

Total (per BOE)	$65.48	$83.72	$67.60	$84.20

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUPPLEMENTAL EARNINGS PER UNIT INFORMATION
(in thousands, except for per unit amounts)

The Partnership follows the two-class method of calculating basic and diluted net income (loss) per unit. Under the two-class method, generally accepted accounting principles ("GAAP") provide that the net income applicable to the Partnership be allocated to all securities that participate in the Partnership's earnings. Accordingly, net income applicable to the Partnership is allocated to the General Partner, unvested participating securities and common unitholders. Net losses applicable to the Partnership are allocated to the General Partner and common unitholders but only to unvested participating securities to the extent that they receive distributions during loss periods because unvested participating securities are not contractually obligated to share in the Partnership's net losses. Unit- and unit-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. The Partnership's basic and diluted net income (loss) per unit attributable to common unitholders is computed as (i) net income (loss) applicable to the Partnership, (ii) less General Partner net income (loss), (iii) less unvested participating securities' basic and diluted net income (iv) divided by weighted average basic and diluted units outstanding.

The following table provides a reconciliation of the Partnership's net income (loss) applicable to the Partnership to basic and diluted net income (loss) attributable to common unitholders, and the calculation of net income (loss) per common unit - basic and diluted, for the three and twelve months ended December 31, 2012 and 2011:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income (loss) applicable to the Partnership	$23,211	$(6,884)	$107,563	$122,816
Less:
General partner's interest	(24)	7	(108)	(123)
Unvested participating securities' interest	(66)	(33)	(276)	(227)
Basic and diluted net income (loss) applicable to common unitholders	$23,121	$(6,910)	$107,179	$122,466

Weighted average basic and diluted units outstanding	35,714	33,651	35,714	33,249

Net income (loss) per common unit - basic and diluted	$0.65	$(0.21)	$3.00	$3.68

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in thousands)

EBITDAX and distributable cash flow (as defined below) are presented herein and reconciled to the GAAP measures of net cash provided by operating activities and net income (loss). Management of Pioneer Southwest Energy Partners L.P. believes these financial measures provide additional information to the investment community about the Partnership's ability to generate sufficient cash flow to sustain or increase distributions to its unitholders, among other items. In particular, EBITDAX is used in the Partnership's credit facility to determine the interest rate that the Partnership will pay on outstanding borrowings and to determine compliance with the leverage and interest coverage tests. EBITDAX and distributable cash flow should not be considered as alternatives to net cash provided by operating activities or net income (loss), as defined by GAAP.

	Three Months Ended	Twelve Months Ended
	December 31, 2012	December 31, 2012

Net cash provided by operating activities	$19,425	$99,224
Add/(Deduct):
Depletion, depreciation and amortization	(6,455)	(22,044)
Deferred income taxes	(325)	(1,282)
Accretion of discount on asset retirement obligations	(191)	(758)
Amortization of debt issuance costs	(65)	(239)
Amortization of unit-based compensation	(227)	(866)
Commodity derivative related activity	5,310	34,010
Other noncash expense	(189)	(1,158)
Changes in operating assets and liabilities	5,928	676

Net income	23,211	107,563
Add/(Deduct):
Depletion, depreciation and amortization	6,455	22,044
Accretion of discount on asset retirement obligations	191	758
Interest expense	731	2,187
Income tax provision	275	1,337
Amortization of unit-based compensation	227	866
Commodity derivative related activity	(5,310)	(34,010)
Other noncash expense	189	1,158

EBITDAX (a)	25,969	101,903
Add/(Deduct):
Cash reserves to maintain production and cash flow	(4,856)	(24,806)
Cash interest expense	(666)	(1,948)
Current income taxes	50	(55)

Distributable cash flow (b)	$20,497	$75,094

__________

(a)
"EBITDAX" represents earnings before depletion, depreciation and amortization expense; accretion of discount on asset retirement obligations; interest expense; income taxes; amortization of unit-based compensation; noncash commodity derivative related activity and other noncash expenses.

(b)	Distributable cash flow equals EBITDAX adjusted for the Partnership's estimated cash reserves to maintain production and cash flow, cash interest expense and current income taxes.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of February 8, 2013

	Twelve Months Ending
	December 31,

	2013	2014	2015

Oil Derivatives:
Collar contracts with short puts:
Volume (Bbls per day)	1,750	5,000	—
Price per Bbl:
Ceiling	$116.00	$105.74	$—
Floor	$88.14	$100.00	$—
Short put	$73.14	$80.00	$—
Swap contracts:
Volume (Bbls per day)	3,000	—	—
Price per Bbl	$81.02	$—	$—
Gas Derivatives:
Collar contracts with short puts:
Volume (MMBtus per day)	—	—	5,000
Price per MMBtu:
Ceiling	$—	$—	$5.00
Floor	$—	$—	$4.00
Short put	$—	$—	$3.00
Swap contracts:
Volume (MMBtus per day)	2,500	5,000	—
Price per MMBtu (a)	$6.89	$4.00	$—
Basis swap contracts:
Permian Basin index swaps (MMBtus per day) (b)	2,500	—	—
Price differential ($/MMBtu)	$(0.31)	$—	$—

__________

(a)	Represents the NYMEX Henry Hub index price on the derivative trade date.

(b)	Represents swaps that fix the basis differentials between the Permian Basin index price and the NYMEX Henry Hub index price used in gas swap contracts.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUPPLEMENTAL INFORMATION

Derivative Gains, Net
(in thousands)

	Three Months Ended	Twelve Months Ended
	December 31, 2012	December 31, 2012

Noncash changes in fair value:
Oil derivative gains	$5,623	$34,349
NGL derivative gains	248	4,995
Gas derivative losses	(561)	(5,334)
Total noncash derivative gains, net	5,310	34,010

Cash settled changes in fair value:
Oil derivative losses	(2,139)	(15,970)
NGL derivative losses	(269)	(2,084)
Gas derivative gains	1,360	6,482
Total cash derivative losses, net	(1,048)	(11,572)
Total derivative gains, net	$4,262	$22,438

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions, except per unit data)

Adjusted income excluding unrealized mark-to-market derivative gains, as presented in this press release, is presented and reconciled to the Partnership’s net income determined in accordance with GAAP because the Partnership believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Partnership’s business that, when viewed together with its financial results computed in accordance with GAAP, provides a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that this non-GAAP measure may enhance investors’ ability to assess the Partnership’s historical and future financial performance. This non-GAAP financial measure is not intended to be a substitute for the comparable GAAP measure and should be read only in conjunction with the Partnership’s consolidated financial statements prepared in accordance with GAAP. Unrealized mark-to-market derivative gains and losses will recur in future periods; however, the amount can vary significantly from period to period. The table below reconciles the Partnership’s net income for the three months ended December 31, 2012, as determined in accordance with GAAP, to adjusted income excluding unrealized mark-to-market derivative gains for that quarter.

	After-tax	Per Common
	Amounts	Unit

Net income	$23	$0.65

Unrealized mark-to-market derivative gains	(5)	(0.15)

Adjusted income excluding unrealized mark-to-market derivative gains	$18	$0.50